Exhibit 8.1

April 17, 2024

Lithium Americas Corp.

400 - 900 West Hastings Street

Vancouver, British Columbia

Canada, V6C 1E5

Ladies and Gentlemen:

We have acted as counsel to Lithium Americas Corp., a British Columbia corporation (the "Company"), in connection with the filing of the Prospectus Supplement (File No. 333-274883) to the Prospectus dated November 7, 2023, as amended and supplemented from time to time (the "Prospectus Supplement"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Prospectus Supplement relates to the proposed offering by the Company of up to 63,250,000 common shares, no par value, of the Company (the "Common Shares"), which amount includes 8,250,000 Option Shares (as defined below) issued in connection with the exercise, in full, of the Option (as defined below), at a price of US$5.00 (the "Offering Price") per Share, pursuant to an underwriting agreement (the "Underwriting Agreement") dated April 17, 2024, among Goldman Sachs & Co. LLC, Evercore Group L.L.C. and BMO Nesbitt Burns Inc. (collectively, the "Underwriters") and the Company. The issuance of the Common Shares and the Option Shares (if issued) identified in the Prospectus Supplement is referred to herein as the offering (the "Offering").

The Company has granted to the Underwriters an option (the "Option") to purchase up to an additional 8,250,000 Common Shares (the "Option Shares") at the Offering Price per Option Share for the purposes of covering over-allotments, if any, and market stabilization. The Option may be exercised in whole or in part at any time for a period ending thirty days following the date hereof.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Prospectus Supplement and the exhibits thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Offering will be consummated as described in the Prospectus Supplement; (iii) that the statements concerning the terms of the Offering set forth in the Prospectus Supplement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Prospectus Supplement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer's Certificate dated on or about the date hereof. If any of the above described assumptions are untrue for any reason, or if the Offering is consummated in a manner that is different from the manner described in the Prospectus Supplement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus Supplement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Offering to U.S. Holders (as defined in the Prospectus Supplement) of Common Shares. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Prospectus Supplement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Offering, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

701 Fifth Avenue | Suite 6100 | Seattle, WA 98104-7043 | Tel. 206-903.8800 | dorsey.com

Lithium Americas Corp.
April 17, 2024

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Prospectus Supplement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement.

Very truly yours,

/s/ Dorsey & Whitney LLP

KRF/JDH